138 Bartlett Street, Marlboro, MA 01752 USA
TL: 508.357.2221 FX: 508.229.0747 www.evergreensolar.com
PRESS RELEASE

Contacts:	Investors/Media:
Donald Muir	David Reichman
Chief Financial Officer	Vice President
Evergreen Solar, Inc.	Sharon Merrill Associates, Inc.
508-357-2221 x7708	617-542-5300
investors@evergreensolar.com	eslr@investorrelations.com
Evergreen Solar Announces First-Quarter 2006 Results
Company Completes Thin-Wafer Conversion at Marlboro Factory and Reaffirms 2006 Guidance;
EverQ
Factory in Germany Begins Commercial Production Phase
Marlboro, Massachusetts, April 26, 2006 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced that product revenues for the first quarter of 2006 increased 12 percent to $11.6 million from $10.3 million in the first quarter of 2005, and were flat compared to the $11.6 million reported for the fourth quarter of 2005.
“We are pleased with the financial and operational results we achieved during the first quarter,” said Richard M. Feldt, President and Chief Executive Officer. “It was another period of solid execution for Evergreen Solar as we achieved several key milestones.”
During the quarter, Evergreen Solar:
•	Completed the conversion of its manufacturing capacity in Marlboro to thin-wafer production in March.
•	Commenced the start-up production phase for EverQ on schedule, making its first volume shipments of finished modules to customers this month.
Also during the first quarter, Renewable Energy Corporation (REC) accelerated its silicon deliveries to Evergreen. Under its supply contract, REC has committed to provide EverQ and Evergreen Solar with 190 and 60 metric tons, respectively, of solar grade silicon annually over the next seven years. This volume is sufficient for both the

Evergreen Solar Announces First-Quarter Results
April 26, 2006

Marlboro factory and the initial 30 megawatts of production at EverQ’s Thalheim factory.
“While reliance on chunk silicon, currently supplied by REC, required us to modify our supply chain and some of our manufacturing processes in the near-term, we continue to believe it will not affect our expected results for 2006 or hinder our expansion plans,” said Feldt.
“We also made great progress in research and development during the first quarter,” Feldt continued. “Thanks to further advances in our manufacturing technology, our newest factory equipment in Marlboro is now routinely producing solar cells that achieve conversion efficiencies of 14 percent and higher. Our next-generation technology – the Company’s prototype Quad Ribbon platform – continues to generate encouraging results. To date we have received five advanced prototype Quad Ribbon furnaces. Two of these furnaces are now installed at our Marlboro factory, and three are in R&D.”
First-Quarter 2006 Financial Results
Net loss attributable to common stockholders for the first quarter of 2006 was $8.1 million, or $0.13 per share. This figure includes approximately $2.6 million in Evergreen Solar’s share of net losses associated with the production ramp-up at EverQ and compares with a net loss of $3.2 million, or $0.06 per share, for the first quarter of 2005 and a net loss of $5.0 million, or $0.08 per share, for the fourth quarter of 2005. Evergreen Solar recorded equity-based compensation expenses of approximately $1.2 million during the first quarter of 2006.
First-quarter 2006 product gross margin was negative 12.5 percent, compared with positive 3.4 percent for the first quarter a year ago and positive 13.0 percent for the fourth quarter of 2005. The expected year-over-year and sequential decrease in product gross margin primarily resulted from cost of goods sold expense of approximately $2.5 million incurred with the start-up of the EverQ manufacturing facility, incremental costs associated with completing the conversion to thin-wafer production in Marlboro and, in conjunction with new reporting standards, stock-based compensation expense related to Evergreen Solar’s equity compensation plans. The year-over-year gross margin decrease was partially offset by the cumulative effect of manufacturing productivity and efficiency improvements realized during the past four quarters.
Business Outlook and Guidance
“Our business is off to a strong start for 2006, and we expect to meet our major milestones for the second quarter,” said Feldt. “At EverQ’s Thalheim factory, we have completed equipment installation and continue to make excellent progress in hiring and training. We remain on schedule for ramping to full production during the summer

Evergreen Solar Announces First-Quarter Results
April 26, 2006

months. We anticipate additional efficiency and productivity initiatives at EverQ, including conversion to thin-ribbon production later in the year.”
“In Marlboro, we will be evaluating the performance of our prototype Quad Ribbon furnaces over the next six months,” said Feldt. “This evaluation should help us determine whether Quad Ribbon will become Evergreen Solar’s next-generation manufacturing platform. In terms of the market environment, demand continues to be strong. In just the past six months, we have signed four major contracts with a total value of more than $380 million over the next four years.”
The Company continues to expect Evergreen Solar’s consolidated revenue to increase throughout the year, more than doubling from 2005 levels for full-year 2006 as the EverQ operation ramps production. Based on the current assessment of EverQ’s second-quarter supply chain status and planned production ramp, the Company now expects EverQ to achieve $8 to $13 million in revenue for the second quarter, increasing to ranges of $16 to $22 million and $23 to $25 million for the third and fourth quarters, respectively. Evergreen Solar expects quarterly revenue from its Marlboro factory to continue in the $10 to $12 million range for the balance of 2006.
Evergreen Solar expects that accelerating to full production at EverQ and implementing its R&D initiatives in Marlboro will continue to affect gross margins throughout 2006. Gross margin at its Marlboro facility, including stock compensation expenses associated with the adoption of FAS123R, is expected to be in the 5 percent to 10 percent range in the second quarter, and then to increase to a range of 7 percent to 15 percent in the second half as the Company benefits from its thin-wafer conversion. Evergreen Solar now expects EverQ’s gross margin to be in a range of negative 35 percent to approximately break-even in the second quarter, improve to a range of 12 percent to 25 percent in the third quarter and rise to a range of 30 percent to 35 percent by the fourth quarter.

Evergreen Solar Announces First-Quarter Results
April 26, 2006

Conference Call Information
Management will conduct a conference call at 10:00 a.m. (ET) this morning to review the Company’s first-quarter financial results and highlights. Those interested in listening to the live webcast should log on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event.
The call also can be accessed by dialing (866) 323-7221 or (706) 643-0228 and referencing conference ID 7884266 prior to the start of the call. For those unable to join the live conference call, a replay will be available two hours after the conclusion of the call through midnight (ET) on May 2 at (800) 642-1687 or (706) 645-9291 (conference ID 7884266). The webcast will be archived on the Company’s website.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com.
Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
A Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. The Company cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to, those related to the Company’s expectations regarding future silicon supply from REC; the Company’s expectations regarding the conversion and use of chunk silicon; the Company’s EverQ expansion strategy and execution; the Company’s expectations regarding the development of and conversion to the Company’s thin-wafer technology, the development of its Quad Ribbon technology platform and its potential effects on crystal growth; the expected timing of the completion of the EverQ facility; the expected timing of the EverQ facility becoming fully operational; the future performance of EverQ and its success in strengthening Evergreen Solar’s market position; the Company’s ability to reduce the costs of producing solar products; the Company’s plans for pursuing partnerships that enable it to streamline the balance of the value chain; expected revenues from customer contracts; and the Company’s expectations regarding future quarterly and annual financial performance including growth, revenue, earnings and gross margins

Evergreen Solar Announces First-Quarter Results
April 26, 2006

performance. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the conditions to which any German government grant is subject, which includes, but is not limited to, receipt of European Union approval; the risk that any German government grant that has or may be approved is subject to forfeiture or repayment in whole or in part if EverQ fails to continue to meet the conditions for such grants or if such grants for any reason become unavailable from German or European Union sources; the success of EverQ is subject to numerous risks associated with the development of manufacturing facilities in international markets and depends on many factors that are outside of the Company’s control, including the availability of government grants and contributions by Q-Cells and REC; the Company’s business and results of operations could be materially impaired as a result of poor manufacturing or product performance or higher costs attributable to the expansion or operation of manufacturing facilities; the market for solar power products is emerging and rapidly developing, and market demand for solar power products such as the Company’s products is uncertain; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis at acceptable costs, which it will need to do in order to be successful; the Company faces intense competition from other companies producing solar power and other distributed energy generation products; the risk that the Company may fail to bring to market new products under development or that any such products may not achieve commercial acceptance; the risk that technological changes in the solar industry could render its solar products uncompetitive or obsolete; the Company sells via a small number of reseller partners, and the Company’s relationships with current or prospective marketing or strategic partners may be affected by adverse developments in the Company’s business, the partner’s business, competitive factors, solar power market conditions, or financial market conditions; the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control; and the Company is susceptible to shortages of specialized silicon that the Company uses in the manufacture of its products. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2006 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov) – could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Evergreen Solar Announces First-Quarter Results
April 26, 2006

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	December 31,	April 1,
	2005	2006
Assets
Current assets:
Cash and cash equivalents	$30,742	$40,689
Marketable securities	85,465	73,007
Accounts receivable, net of allowances for doubtful accounts and sales discounts of $65 and $59 at December 31, 2005 and April 1, 2006, respectively	4,124	5,832
Grants receivable	16,295	21,753
Inventory	3,634	6,128
Interest receivable	541	749
Other current assets	4,052	6,535

Total current assets	144,853	154,693

Deposits on fixed assets under construction	8,217	511
Restricted cash	1,582	1,974
Deferred financing costs	2,877	2,767
Fixed assets, net	71,430	98,717

Total assets	$228,959	$258,662

Liabilities, minority interest and stockholders’ equity
Current liabilities:
Accounts payable	$12,210	$13,080
Short term borrowings	4,131	14,558
Other accrued expenses	1,625	5,406
Accrued employee compensation	1,778	1,481
Accrued debt interest	—	1,140
Accrued warranty	705	705

Total current liabilities	20,449	36,370

Subordinated convertible notes	90,000	90,000
Deferred grants	16,284	21,204
Other long-term debt	3,553	9,705

Total liabilities	130,286	157,279

Minority interest in EverQ	11,223	10,000

Stockholders’ equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 61,965,231 and 66,161,031 issued and outstanding at December 31, 2005 and April 1, 2006, respectively	620	663
Additional paid-in capital	181,309	192,915
Accumulated deficit	(93,009)	(101,149)
Accumulated other comprehensive loss	(1,470)	(1,046)

Total stockholders’ equity	87,450	91,383

Total liabilities, minority interest and stockholders’ equity	$228,959	$258,662

Evergreen Solar Announces First-Quarter Results
April 26, 2006

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended
	April 2,	April 1,
	2005	2006
Revenues:
Product revenues	$10,287	$11,566
Research revenues	235	325

Total revenues	10,522	11,891

Operating expenses (1):
Cost of product revenues	9,936	13,016
Research and development expenses, including cost of research revenues	2,325	4,518
Selling, general and administrative expenses	1,960	4,399

Total operating expenses	14,221	21,933

Operating loss	(3,699)	(10,042)

Other income (loss)	438	418

Net loss before minority interest	(3,261)	(9,624)

Minority interest in EverQ loss	41	1,484

Net loss attributable to common stockholders	(3,220)	(8,140)

Net loss per share attributable to common stockholders (basic	$(0.06)	$(0.13)
and diluted)

Weighted average shares used in computing basic and diluted net loss per share attributable to common stockholders	54,914	63,771

	Quarter Ended
	April 2,	April 1,
(1) Includes the following amounts related to equity awards (in thousands):	2005	2006
Cost of product revenues	$—	$113
Research and development expenses, including cost of research revenues	—	329
Selling, general and administrative expenses	—	726

Total	$—	$1,168